Exhibit 10.13

INVESTMENT MANAGMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (“Agreement”) is effective the  2 Jan  of 2013 of (“Effective Date”) by and between ING Investment Management Co. LLC, (“IIM”), a Delaware limited liability company, and HSRF Trustee, as Trustee to Master Trustee Indenture Relating to $20,000,000,000 Revenue Bonds Series 2012 for High Speed Rail Facilities, Inc. (“Client”).

WITNESSETH

WHEREAS, the Client has entered into an agreement with a custodian (“Custodian”), selected by Client, to hold Client’s assets or funds in an account (“Account”);

WHEREAS, the Client wishes to appoint IIM to manage the investment and reinvestment of all or part of the Account (“Managed Assets”) subject to such guidelines as the Client may from time to time establish, and IIM desires to accept such appointment; and

WHEREAS, the Client desires to engage IIM to provide certain operational and administrative support necessary to process, account for and report the investment and reinvestment of transactions in respect of the Managed Assets and IIM desires to accept such engagement.

NOW, THEREFORE, the parties agree as follows:

1. Investment Advisory Services.

(a) The Client hereby appoints IIM as the “investment manager” for the Managed Assets, and IIM accepts such appointment.

(b) The Client hereby grants to IIM complete power and authority, on its behalf, from the Effective Date or, if later, from the first day amounts are allocated to, and/or Managed Assets are deposited in, the Account, to invest, reinvest and supervise the Managed Assets held in the Account (“Investment Advisory Services”) in accordance with the Investment Guidelines, set forth in Schedule 1 (“Investment Guidelines”). The Guidelines shall be applied at the time a transaction is entered into, regardless of later market movements, and shall not be deemed breached as a result of changes in the value or status of an investment following its acquisition. In the event that any investment in the Managed Assets exceeds or otherwise fails to comply with the Investment Guidelines, IIM shall take such corrective action, in its sole discretion, as it deems advisable. The Client will promptly furnish IIM with written copies of all changes in such Investment Guidelines that occur while this Agreement remains effective. The Client understands that IIM shall not be responsible for providing Investment Advisory Services in accordance with any such changes to the Investment Guidelines until IIM has received a written copy of, and has had an opportunity to review and accept, such change. All transactions effected for the Account will be deemed to be in compliance with the Investment Guidelines unless written notice to the contrary is received by IIM from the Client within 30 days following the first issue of the periodic report containing such transactions.

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IIM understands that, from time to time, for policy reasons that may, but need not, be disclosed to IIM, the Client may make written request of IIM to dispose of securities of specified issuers or to refrain from the purchase of securities of specified issuers. For Account assets not held in pooled investment vehicles, IIM shall comply with any such reasonable requests.

(c) IIM, as the Client’s agent with respect to the investment, reinvestment and supervision of the Managed Assets may, when it deems it appropriate and without prior consultation with the Client, in accordance with the Investment Guidelines, (i) commit for, buy, sell, exchange, convert and otherwise trade in any stocks, bonds and other securities or commodity interests including, but not limited to, common and preferred stocks, corporate and government debt, money market instruments, and, to the extent expressly authorized in the Investment Guidelines, financial futures and options (including options on futures), any derivative instruments, transactions, agreements or arrangements including, but not limited to, interest rate and currency swaps, stock swaps, equity swaps and equity index swaps, (ii) place orders for the execution of such security or commodity transactions, hedging transactions and equity derivative transactions with or through brokers, dealers, futures commission merchants, issuers or counterparties, and (iii) issue instructions to the Custodian with regard to the Managed Assets.

(d) With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives, futures contracts and options on futures contracts (“futures”), which are permitted to be made by IIM in accordance with the Investment Guidelines, the Client hereby authorizes and directs IIM to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts in the name of IIM or the Client, and executing such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partner agreements, repurchase and derivatives master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Client acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by IIM for such investment purposes.

(e) In performing its duties and obligations under this Agreement, IIM may delegate any of its discretionary investment, advisory, administrative, operational and other rights, powers and functions hereunder to its affiliates, provided that IIM shall remain responsible for the fulfillment of its duties and responsibilities hereunder. IIM may also contract with other entities to provide administrative and/or operational services and/or support for the Account.

(f) Unless the Client instructs IIM in writing to the contrary, excess liquidity included among the Managed Assets will be invested in a short-term investment facility or investment vehicle selected by the Client which may, to the extent consistent with applicable laws and regulations, include an investment vehicle managed or administered by IIM.

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2. Securities Management Services.

The Client hereby engages IIM to provide administrative and securities management services (“Securities Management Services”) described in Schedule 2 attached hereto, incident to its Investment Advisory Services.

3. Reports.

IIM shall report to the Client or any person designated by the Client, information described in Schedule 3 with respect to the Managed Assets and such other information with respect to the Managed Assets as the Client may from time to time reasonably request. On request, representatives of IIM shall meet with the Client to discuss investment performance of the Managed Assets and other matters relating to IIM’s obligations under this Agreement.

4. Transaction Procedures.

The Managed Assets are held by the Custodian pursuant to a trust or custody agreement. IIM shall not act as trustee or custodian for the Managed Assets and shall not under any circumstances have custody or physical control of the Managed Assets. IIM may, however, issue instructions to, and communicate with, the Custodian as may be necessary and appropriate in connection with the services provided to the Client under this Agreement. At the option of IIM, instructions from IIM to the Custodian may be made orally or by computer, electronic instruction systems or telecommunications terminals. The Client acknowledges that the Custodian must notify IIM immediately in the event any transaction fails. The Client shall instruct all brokers, dealers, futures commission merchants and counterparties executing orders on behalf of the Managed Assets to forward to IIM copies of all confirmations.

The Client shall use its best efforts to have the Custodian comply with IIM’s instructions, including any operating procedures necessary to implement IIM’s instructions, issued in connection with the services provided to the Client under this Agreement. To the extent the Client or the Custodian is obligated to provide IIM with information in connection with IIM’s provision of services hereunder, the Client shall use its best efforts to ensure such information is provided in an accurate and timely manner. IIM shall be entitled to rely on any record provided or instruction, order, or request made by the Custodian pursuant to this Agreement. IIM shall not be liable for any losses caused by any act or omission of the Client or the Custodian in connection with the Client’s or Custodian’s discharge of its duties, or by any act or omission of any employee or agent of the Client or the Custodian.

5. Records.

To the extent required by applicable laws and regulations, IIM shall keep or cause to be kept an accurate record of each transaction in respect of the Managed Assets and of all receipts, disbursements and other transactions hereunder affecting the Managed Assets or the Account. All such records shall be made available at reasonable times and under reasonable conditions to inspections and audit by the Client, any person authorized by the Client, or any representative of any appropriate regulatory body.

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6. Confidential Relationship.

All information and reports furnished by the parties to this Agreement, including their respective agents and employees, and all transactions effected by IIM on behalf of the Account shall be treated as confidential and shall not be disclosed to third parties except as the parties hereto mutually agree or as required by law or regulatory process.

Notwithstanding the foregoing, the parties acknowledge and agree that unless the Client instructs IIM otherwise, in connection with any representative client listing, marketing and/or similar materials, IIM may include the Client’s name, investment products/strategies provided by IIM to the Client, and the size of the Client’s assets under management in such investment product/strategy. Moreover, IIM may use the performance results obtained by it in connection with the investment and reinvestment of the Managed Assets (either alone or in a composite) in marketing materials distributed to clients or potential clients.

7. Service to Other Clients.

It is understood that IIM performs or may perform investment advisory services for clients other than the Client. The Client agrees that IIM may provide investment advice to any of its other clients that may differ from advice given to the Account, or take action with respect to any of its other clients that may differ from the nature of action taken with respect to the Managed Assets, so long as IIM, to the extent practical, allocates investment opportunities over a period of time on a fair and equitable basis. It is understood that IIM shall have no obligation to purchase or sell, or to recommend for purchase or sale on behalf of the Account, any security or commodity which IIM, its principals, affiliates, employees or agents may purchase or sell for its or their own accounts or for the account of any other client, if, in the opinion of IIM, such transaction or investment appears unsuitable, impractical or undesirable for the Account.

The Client understands that the ability of IIM or its affiliates to effect and/or recommend certain transactions may be restricted by applicable regulatory requirements in the United States and/or other countries or jurisdictions. In particular, activities of IIM’s affiliates involving investment banking and other financial services may impose limitations on the advice or recommendations IIM or its affiliates may give. Further, in situations where an affiliate of IIM is involved in an underwriting or distribution of a company’s securities, IIM or its affiliates may be precluded from purchasing or recommending the purchase of certain securities of the company for the Client.

8. Brokerage.

(a.) General. Except to the extent the Client directs otherwise, IIM will use its discretion in selecting the broker-dealer or counterparty to be used to execute each order for the Account and effect the transactions. The Client authorizes IIM and any broker-dealer or counterparty, in their discretion, to bunch or aggregate orders for the Account with orders of other accounts (including accounts in which IIM, the broker-dealer or counterparty, their respective affiliates, and/or their personnel have an interest) and to allocate the aggregate amounts of investment among such accounts. In selecting a broker-dealer or counterparty, IIM will use its reasonable efforts to obtain best price and best execution and will take into account such relevant factors as (A) price, (B) the broker-dealer’s or counterparty’s facilities, reliability and financial responsibility, (C) the ability of the broker-dealer or counterparty to effect securities transactions, particularly with regard to such aspects as timing, order size and execution of orders, and (D) the research, brokerage and other services provided by such broker-dealer or counterparty to IIM. Accordingly, IIM may cause the Account to pay a broker-dealer or counterparty that provides brokerage or research services (either directly or through third-party relationships) an amount of commission in excess of that which another broker-dealer or counterparty would have charged, if IIM determines in good faith that such commission is reasonable in relation to the value of brokerage or research services provided. Such services may include, but are not limited to, research reports on companies, industries, securities, economics and politics; economic and financial data; portfolio and performance analyses; financial publications and news sources; earnings forecasts; computer data bases; quotation equipment and services; trading-related services and software; and research- oriented computer hardware, software; and other services. These brokerage and research services may assist IIM in rendering services to other accounts and not all such services will necessarily be used in connection with the Account. In the event the Client directs IIM to execute trades through specific broker-dealers or counterparties, the Client should be aware that such directed brokerage transactions may cause the Account to receive different quantities of securities and incur transaction costs and commissions which may be higher than other clients of IIM. Should the Client direct IIM to execute trades through specific broker-dealers, the Client understands that it may be restricting IIM’s ability to negotiate as favorable a transaction price or commission rate as might otherwise be available and Client may also forego potential benefits from bunching or aggregating its orders with those of other accounts. The Client agrees to hold IIM harmless against all costs, liabilities and expenses arising from such brokerage direction.

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(b.) Affiliated Broker-Dealers or Counterparties. The Client hereby authorizes IIM to use ING Investment Management Services LLC (“IIM Services”), or other registered broker-dealers or counterparties affiliated with IIM, to execute trades for the Account. In selecting one of these broker-dealers or counterparties, IIM will use the same criteria as it uses to select any other broker-dealer or counterparty. IIM will pay commissions from the Account pursuant to rates posted from time to time and disclosed to the Client. The Client may terminate such authorization at any time and without penalty upon written notice delivered to IIM. With respect to transactions subject to Section 11(a) of the Securities Exchange Act of 1934 and applicable rules thereunder, IIM shall use its best efforts to provide the Client with information on an annual basis disclosing the brokerage commissions, if any, retained by IIM’s affiliates in connection with transactions for the Account conducted on a securities exchange.

(c.) Cross Transactions. Where permissible under applicable laws and regulations, IIM may engage in a cross transaction (whereby a security is purchased by one client account from another client account), provided that IIM believes such transaction is in the best interests of both accounts and IIM achieves best execution.

9. Proxies.

Unless otherwise agreed in writing, IIM shall be responsible for exercising any voting rights, consents, authorizations, elections or tender decisions, for securities held in the Account, provided that IIM timely receives proxies or similar materials relating to such securities. IIM may use an external service provider in fulfilling its obligations under this section. IIM will not advise or act for the Client in legal proceedings, including class action litigations and bankruptcies, involving securities purchased in the Account.

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10. Cash Flow Notification.

The Client agrees that prior to making additional deposits into or taking withdrawals, it (or the Custodian) will provide IIM with written notification to the designated Regional Account Manager or Client Service Manager no less than 48 hours in advance of such deposit or withdrawal.

11. Fees.

The compensation payable to IIM for the services rendered hereunder shall be calculated in accordance with the fee schedule as described in Schedule 4 attached hereto (“Fee Schedule”) and paid quarterly in arrears within 30 days of receipt of billing statement from IIM. The Client is responsible for verifying the accuracy of the fee calculation.

12. Liability and Indemnification. To the extent permitted by applicable law, IIM shall not be liable for, and shall be indemnified and held harmless by Client against, any loss, liability or expense (including, but not limited to, reasonable counsel fees and expenses) arising out of any action taken or omitted to be taken by IIM, except for actions or omissions resulting from IIM’s gross negligence or bad faith. IIM shall have no liability to any person for the acts or omissions of any third party or for any losses related to the Account’s investment performance.

13. Valuation.

      In computing the market value of any security included in the Managed Assets:

(i)	each security listed on any national securities exchange, for which recent market quotations are readily available, shall be valued at the close of regular trading on the New York Stock Exchange (generally, 4 p.m. Eastern time) at the last reported sale price on the principal exchange on which such security is traded or, if there has been no recently reported sale, at the last reported bid price;
(ii)	unlisted securities shall be valued at the then-current quoted price;
(iii)	futures contracts will be valued based on closing settlement prices as reported on regulated futures exchanges, in accordance with accepted practices and applicable law and regulations;
(iv)	each short term or money market instrument shall be valued at the most current market price obtained from a vendor pricing service, or broker- dealer, or at the most current market price generated from an internal matrix which takes into consideration the type, quality, and maturity of each instrument and utilizes current interest rates obtained from a financial services vendor;
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(v)	each fixed income security shall be valued at the most current evaluated price provided by a vendor pricing service. Such prices are derived by the vendor using proprietary models and methodologies; fixed income securities that can not be priced in this manner shall be valued at the most current market price obtained from a broker-dealer or counterparty, or at the most current market price generated from an internal matrix which takes into consideration certain characteristics of fixed income securities and utilizes current interest rates obtained from a financial services vendor; and
(vi)	any other security or asset shall be valued in a manner determined in good faith by IIM to reflect its fair market value and such valuation shall be determinative; and
(vii)	in its sole discretion and in good faith, IIM may override a vendor or broker price of any security or asset to better reflect its fair market value.

14. Representations and Warranties by the Client.

The Client represents and warrants that: (i) the appointment of IIM is authorized by and does not violate any client agreement; (ii) the terms hereof do not violate any obligations of the Client, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action by the Client; (iv) when executed and delivered, this Agreement will be binding upon the Client in accordance with its terms; (v) the Client has delivered to IIM true and complete copies of all documents related to the administration of the Account and the Client will promptly deliver to IIM copies of all amendments or supplements to any such documents; (vi) the Client has delivered or will deliver, or cause to be delivered, in a timely manner to IIM the documents described in Schedule 5 attached hereto; (vii) the Client has received a copy of IIM’s Form ADV (Part II), Privacy Policy and Proxy Voting Policy; and (viii) the following Anti-Money Laundering Representations are true and accurate:

Neither Client, nor any senior management of Client (director, executive officer or similar official), or any affiliate of the Client is included on either of the following lists:

•	The U.S. Office of Foreign Assets Control list of foreign nations, organizations and individuals subject to economic and trade sanctions, based on U.S. foreign policy and national security goals (as such list is amended from time to time) (currently found at http://www.treas.gov.ofac); or
•	The list of individuals and groups with whom U.S. persons are prohibited from doing business because such persons have been identified as terrorists or persons who support terrorism pursuant to U.S. Executive Order 13224 (as such list is amended from time to time) (currently found at www.treas.gov/terrorism.html).

Client also represents and warrants that: (i) it is acting for its own account, risk and beneficial interest; (ii) it is not acting as agent, representative, intermediary/nominee or in any other similar capacity for any other person; (iii) no other person will have a beneficial or economic interest in the assets provided by Client to IIM for management; (iv) in its activities with IIM, it will not employ the services of a bank (a) with no physical presence in any country; (b) operating under a license that prohibits it from conducting a banking business with the citizens of the licensing country or in the currency of that country, or (c) operating under a license issued by a Non-Cooperative Country, as determined by the Financial Action Task Force (as of June 2003, the list of Non-Cooperative Countries includes Cook Islands, Egypt, Guatemala, Indonesia, Myanmar, Nauru, Nigeria, Philippines and the Ukraine); (v) to the best of Client’s knowledge and belief, the funds Client intends to transmit to IIM are not derived from any criminal enterprise or activity; and (vi) Client agrees to provide IIM with such information as it determines to be necessary and appropriate to verify compliance with anti-money laundering, anti-terrorism or similar regulations of any applicable jurisdiction or to respond to requests for information concerning Client’s identity from any governmental authority, self regulatory organization or financial institution in connection with its anti-money laundering, anti- terrorism or similar compliance procedures, and to update such information as necessary.

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The Client further represents and warrants that the Client shall notify IIM if any of the above representations and warranties become inaccurate for any reason.

15. Representations and Warranties by IIM.

IIM represents and warrants that: (i) it is registered with the United States Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”); (ii) this Agreement has been duly authorized by appropriate action by IIM; and (iii) when executed and delivered, this Agreement will be binding upon IIM in accordance with its terms.

IIM shall operate in compliance in all material respects with all United States federal securities laws and other federal laws applicable to investment managers, including the Advisers Act. IIM shall comply with the Investment Guidelines in providing Investment Advisory Services and shall have no independent duty or responsibility to assure that investments permitted by the Client’s Investment Guidelines qualify as permitted investments under laws applicable to the Client.

16. Termination.

This Agreement shall continue in effect until terminated by either party. The Client may terminate the Agreement without penalty, within five (5) business days after having signed it. Subsequently, either party may terminate this Agreement upon not less than thirty (30) days’ written notice to the other stating the date of termination, subject only to settlement of any outstanding fees and the completion of any unfinished transaction binding on either party. All rights and obligations resulting from Sections 6, 12, 14 and 15 hereof shall be unaffected thereby and shall continue to be governed by this Agreement which shall survive with respect thereto.

17. Assignment.

No assignment, as that term is defined in the Advisers Act, shall be made by either party hereto without the consent of the other party.

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18. Notices.

Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by telefax or mail, postage prepaid, addressed:

(i)	if to IIM:

ING Investment Management Co. LLC

One Orange Way

Windsor, CT 06095

Fax No. (860) 275-2158

Attention: Chief Compliance Officer

With a copy to:

ING Investment Management Co. LLC

230 Park Avenue

New York, NY 10169

Attention: General Counsel

(ii)	if to the Client: HSRF Trust 3030 East Market Street 2nd Floor York PA 17356 Attention: Shah Mathias

The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

19. Waivers; Amendments.

No term or provision of this Agreement may be amended, supplemented, waived or modified except by an instrument in writing signed (i) in the case of waivers, by the party or other person against whom enforcement of the waiver is sought, or (ii) in the case of amendments, supplements or modifications, by all parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

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20. Miscellaneous.

This Agreement embodies the entire agreement and understanding between IIM and the Client and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of Connecticut to the extent not preempted by federal law. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. Unless the context otherwise implies wherever found in this Agreement, and whether or not followed by the words “but not limited to”, the term “including” shall mean a partial list and shall not be interpreted to signify an all-inclusive list of the items that follow such term. The provisions of this Agreement are intended to be severable. If for any reason any provision in this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original; such counterparts shall together constitute the entire Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

HSRF Trust		HSRF Trust

By:	/s/ Robert Holmes	By:	/s/ Shah Mathias
	(Signature)		(Signature)
Name	Robert Holmes	Name	Shah Mathias

Title	Director	Title	CEO

ING INVESTMENT MANAGEMENT CO. LLC

By:	/s/ Eileen Madden

Name	Eileen Madden

Title	SVP, Head of Client Service

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SCHEDULE 1

INVESTMENT STRATEGY AND GUIDELINES

Initial Funding: Approximately $ 700 Million

INVESTMENT GUIDELINES:

To be inserted

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SCHEDULE 2

SECURITIES MANAGEMENT SERVICES

Pursuant to Section 2 of this Agreement, IIM shall provide the following Securities Management Services:

1.	Settlement/Trustee Control - Daily coordination of any purchases or sales of securities with trustee or custodian, brokers and clearance bank. Confirmation of funds movements upon receipt/delivery of securities. Reconciliation of asset position between trustee or custodian and investment operations.
2.	Transaction Processing - Daily recording of individual security transactions on trade date.
3.	Market Valuation of Assets - Assets priced in accordance with Section 13 for the limited purpose of keeping the Custodian apprised of IIM’s valuation of the Managed Assets and for calculating performance in accordance with Section 3.

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SCHEDULE 3

 QUARTERLY PERFORMANCE REPORTS

 Pursuant to Section 3 of this Agreement, IIM shall provide the following reports on a calendar quarter basis:

Reports to be discussed and agreed upon

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SCHEDULE 4

FEE SCHEDULE

1.	The compensation payable to IIM for the Investment Advisory Services and Securities Management Services rendered hereunder shall be calculated from and after the Effective Date on a calendar quarterly basis in arrears in accordance with the following formula:

Annual Fee Schedule:

First $200 million at 8 basis points

Next $200 million at 6 basis points

Over $400 million at 4 basis points

Minimum annual fee $125,000

Fee is calculated as follows:

Basis Points x the Mean Market Value of Managed Assets x 1/4. Mean Market Value shall be defined as the market value of the Managed Assets as of the first and last day of the calendar quarter divided by 2.

For the purposes of the foregoing formula, Market Value shall be determined in accordance with Section 13 of the Agreement.

2.	IIM will bill the Client for its fee.

3.	With respect to any period during which the Agreement is not in full force and effect during the entire calendar quarter, the fee for such quarterly period shall be prorated.

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